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                                                                   Sub-Item 77C

              SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

             INVESCO VAN KAMPEN DYNAMIC CREDIT OPPORTUNITIES FUND

An Annual Meeting ("Meeting") of Shareholders of Invesco Van Kampen Dynamic Credit Opportunities Fund (the "Fund") was held on July 17, 2012. The Meeting was held for the following purpose:

(1). Elect two Class II Trustees, by the holders of Common Shares, each of whom will serve for a three-year term or until a successor shall have been duly elected and qualified.

The results of the voting on the above matter were as follows:

                                               VOTES      VOTES
              MATTER                            FOR      AGAINST
              ------                         ---------- ---------
              (1). Linda Hutton Heagy....... 66,930,056 1,410,499
                   Wayne W. Whalen.......... 66,883,767 1,456,788

The declaration of trust proposal was adjourned until September 25, 2012. Results from the adjourned meeting will be reflected in the next report to shareholders.